Exhibit 5
December 21, 2005
Board of Directors
Matrix Bancorp, Inc.
700 17th Street, Suite 2100
Denver, Colorado 80202
Re: Registration Statement on Form S-3 (“Registration Statement”)
Dear Ladies and Gentlemen:
We have acted as special counsel to Matrix Bancorp, Inc., a Colorado corporation (the “Company”), in connection with the offer and sale of 5,120,000 shares of Company common stock, par value $0.0001 per share (“Common Stock”), in a private placement transaction (“Private Placement”), which was completed on December 9, 2005. We have been requested to render our opinion as special counsel as to the validity of the Common Stock issued by the Company in the Private Placement.
In the course of our acting as special counsel to the Company, we have examined originals or copies of such corporate records of the Company and have made such examinations of law as we have deemed relevant, including, without limitation, (i) the subscription agreements entered into on December 9, 2005 between the Company and each investor (“Subscription Agreements”), (ii) the Placement Agreement entered into on December 6, 2005 between the Company and its placement agent for the Private Placement (“Placement Agreement”), and (iii) the preliminary offering memorandum, subject to completion dated November 7, 2005 and the final offering memorandum dated December 6, 2005. In our examination, we have assumed and have not verified (i) the genuineness of all signatures (other than persons signing on behalf of the Company), (ii) the authenticity of all documents submitted to us as originals, (iii) the conformity with the originals of all documents submitted to us as copies, (iv) the accuracy and completeness of all corporate records and documents made available to use by the Company, (v) the factual accuracy of the representations and warranties of the Company and its subsidiaries set forth in the Placement Agreement; (vi) that the Subscription Agreements have been duly and validly executed and delivered by, and constitute the legal, valid, binding and enforceable agreement of each of the investors; (vii) the absence of any evidence extrinsic to the provisions of the Subscription Agreements that the parties intended a meaning contrary to that expressed by those provisions and (viii) that the foregoing

Board of Directors
December 21, 2005

documents, in the form submitted to us for our review, have not been altered or amended in any respect material to our opinions stated herein. We have relied as to factual matters upon certificates from officers of the Company and certificates and other documents from public officials and government agencies and departments and we have assumed the accuracy and authenticity of such certificates and documents.
Based on the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, as of the date hereof we are of the opinion that the Common Stock issued in the Private Placement was legally issued, fully paid and nonassessable.
We are furnishing this opinion to you solely for your benefit. This opinion may not be relied upon by any other person or for any other purpose or used, circulated, quoted or otherwise referred to for any other purpose. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” contained in the Prospectus included therein.
Very truly yours,
/s/ Patton Boggs LLP
Patton Boggs LLP